Exhibit 99.1

CEVA, Inc. Announces Third Quarter 2021 Financial Results

●	Record total revenue of $32.8 million, up 31% year-over-year
●	Record high licensing, NRE and related revenue contribution of $21.6 million, including first full quarter contribution from Intrinsix
●	Record high quarterly base station and IoT product category royalty revenues and shipments, surpassing 400 million units for the first time
●	Non-GAAP earnings per share of $0.20, up 25% year-over-year

Rockville, MD, November 9, 2021 – CEVA, Inc. (NASDAQ: CEVA), the leading licensor of wireless connectivity and smart sensing technologies and integrated IP solutions, today announced its financial results for the third quarter ended September 30, 2021.

Total revenue for the third quarter of 2021 was $32.8 million, an all-time record high and a 31% increase compared to $25.0 million reported for the third quarter of 2020. Third quarter 2021 licensing, non-recurring engineering (NRE) and related revenue was $21.6 million, an increase of 74% when compared to $12.4 million reported for the same quarter a year ago. Royalty revenue for the third quarter of 2021 was $11.2 million, a decrease of 11% when compared to $12.5 million reported for the third quarter of 2020.

Twenty-five IP license and NRE agreements were concluded during the quarter targeting a wide variety of smart and connected devices for the smart home, true wireless stereo (TWS) earbuds, medical, aerospace and defense and Industry 4.0. Thirteen agreements were with first-time customers. Geographically, fifteen of the deals signed were in China, five in the U.S., four in APAC, and one was in Europe.

Gideon Wertheizer, CEO of CEVA, stated: “Our excellent third quarter results and performance reflect CEVA’s central role in the digital transformation era. Our leading-edge technology portfolio along with the chip design capabilities of Intrinsix offers a holistic proposition for incumbents and newcomers in the expanding semiconductor markets. Our IP licensing continues to be very strong, with a growing number of deals for our Bluebud wireless audio platform and Wi-Fi 6 products. It also includes a full quarter contribution from Intrinsix for the first time, with a number of important agreements signed, including with Lockheed Martin. In royalties, our base station and IoT product category continues to expand, reaching an all-time record high revenue and surpassing 400 million royalty-bearing devices in a quarter for the first time.”

GAAP net loss for the third quarter of 2021 was $0.2 million, as compared to a GAAP net loss of $0.7 million reported for the same period in 2020. GAAP diluted loss per share for the third quarter of 2021 was $0.01, as compared to a GAAP diluted loss per share of $0.03 for the same period in 2020.

Non-GAAP net income and diluted earnings per share for the third quarter of 2021 increased 29% and 25%, respectively, to $4.7 million and $0.20, respectively, from $3.6 million and $0.16 reported for the third quarter of 2020. Non-GAAP net income and diluted earnings per share for the third quarter of 2021 excluded: (a) equity-based compensation expenses, net of taxes, of $3.4 million, (b) the impact of the amortization of acquired intangibles, net of taxes, of $1.0 million associated with the acquisition of the Intrinsix and Hillcrest Labs businesses and investments in NB-IoT and Immervision technologies, and (c) $0.4 million of costs associated with the Intrinsix acquisition. Non-GAAP net income and diluted earnings per share for the third quarter of 2020 excluded: (a) equity-based compensation expenses, net of taxes, of $3.7 million, and (b) the impact of the amortization of acquired intangibles, net of taxes, of $0.7 million associated with the acquisition of the Hillcrest Labs business and investments in NB-IoT and Immervision technologies.

Yaniv Arieli, Chief Financial Officer of CEVA, stated: “We are pleased with our strong financial performance in the third quarter, which was the highest revenue quarter for CEVA to date. The integration of our IP business together with our new Intrinsix chip design business continues to progress smoothly, and we are excited by the opportunities ahead. We continue to invest in research and development for next generation wireless, AI and smart sensing technologies as well as to capitalize on DARPA-funded projects to develop the next wave of security and chiplet technologies. We are on track to meet our financial goals for the year while continuously working with our customers to mitigate possible implications of the supply chain constraints.”

CEVA Conference Call

On November 9, 2021, CEVA management will conduct a conference call at 8:30 a.m. Eastern Time to discuss the operating performance for the quarter.

The conference call will be available via the following dial in numbers:

●	U.S. Participants: Dial 1-844-435-0316 (Access Code: CEVA)
●	International Participants: Dial +1-412-317-6365 (Access Code: CEVA)

The conference call will also be available live via webcast at the following link: https://www.webcaster4.com/Webcast/Page/984/43157. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

For those who cannot access the live broadcast, a replay will be available by dialing +1-877-344-7529 or +1-412-317-0088 (access code: 10160908) from one hour after the end of the call until 9:00 a.m. (Eastern Time) on November 16, 2021. The replay will also be available at CEVA's web site www.ceva-dsp.com.

Forward Looking Statement

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include Mr. Wertheizer’s statements about growth in demand for CEVA’s IP licensing and expansion in the base station and IoT product category and Mr. Arieli’s guidance regarding investment in research and development for next generation wireless, AI and smart sensing technologies, capitalization on DARPA-funded projects and guidance regarding achieving financial goals. The risks, uncertainties and assumptions that could cause differing CEVA results include: the scope and duration of the COVID-19 pandemic; the extent and length of the restrictions associated with the COVID-19 pandemic and the impact on customers, consumer demand and the global economy generally; the ability of the CEVA DSP cores and other technologies to continue to be strong growth drivers for us; our continued success in penetrating new markets and maintaining our market position in existing markets; our ability to diversify the company’s royalty streams, the ability of products incorporating our technologies to achieve market acceptance, the effect of intense industry competition and consolidation, global chip market trends, the possibility that markets for CEVA’s technologies may not develop as expected or that products incorporating our technologies do not achieve market acceptance; our ability to timely and successfully develop and introduce new technologies; and general market conditions and other risks relating to our business, including, but not limited to, those that are described from time to time in our SEC filings. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

About CEVA, Inc.

CEVA is the leading licensor of wireless connectivity and smart sensing technologies and integrated IP solutions for a smarter, safer, connected world. We provide Digital Signal Processors, AI engines, wireless platforms, cryptography cores and complementary software for sensor fusion, image enhancement, computer vision, voice input and artificial intelligence. These technologies are offered in combination with our Intrinsix IP integration services, helping our customers address their most complex and time-critical integrated circuit design projects. Leveraging our technologies and chip design skills, many of the world’s leading semiconductors, system companies and OEMs create power-efficient, intelligent, secure and connected devices for a range of end markets, including mobile, consumer, automotive, robotics, industrial, aerospace & defense and IoT.

Our DSP-based solutions include platforms for 5G baseband processing in mobile, IoT and infrastructure, advanced imaging and computer vision for any camera-enabled device, audio/voice/speech and ultra-low-power always-on/sensing applications for multiple IoT markets. For sensor fusion, our Hillcrest Labs sensor processing technologies provide a broad range of sensor fusion software and inertial measurement unit (“IMU”) solutions for markets including hearables, wearables, AR/VR, PC, robotics, remote controls and IoT. For wireless IoT, our platforms for Bluetooth (low energy and dual mode), Wi-Fi 4/5/6 (802.11n/ac/ax), Ultra-wideband (UWB) and NB-IoT are the most broadly licensed connectivity platforms in the industry.

CEVA is a sustainable and environmentally conscious company, adhering to our Code of Business Conduct and Ethics. As such, we emphasize and focus on environmental preservation, recycling, the welfare of our employees and privacy – which we promote on a corporate level. At CEVA, we are committed to social responsibility, values of preservation and consciousness towards these purposes.

Visit us at www.ceva-dsp.com and follow us on Twitter, YouTube, Facebook, LinkedIn and Instagram.

For More Information Contact:

Yaniv Arieli CEVA, Inc. CFO +1.650.417.7941 yaniv.arieli@ceva-dsp.com	Richard Kingston CEVA, Inc. VP Market Intelligence, Investor & Public Relations +1.650.417.7976 richard.kingston@ceva-dsp.com

CEVA, INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF LOSS – U.S. GAAP

U.S. dollars in thousands, except per share data

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
	Unaudited	Unaudited	Unaudited	Unaudited
Revenues:
Licensing, NRE and related revenues	$21,568	$12,420	$51,500	$40,445
Royalties	11,222	12,540	37,149	31,736

Total revenues	32,790	24,960	88,649	72,181

Cost of revenues	4,830	2,503	10,904	8,259

Gross profit	27,960	22,457	77,745	63,922

Operating expenses:
Research and development, net	18,760	15,603	53,810	45,695
Sales and marketing	3,162	2,711	9,357	8,772
General and administrative	3,495	3,566	10,534	10,893
Amortization of intangible assets	849	575	2,092	1,732

Total operating expenses	26,266	22,455	75,793	67,092

Operating income (loss)	1,694	2	1,952	(3,170)
Financial income (loss), net	(47)	1,020	345	2,689

Income (loss) before taxes on income	1,647	1,022	2,297	(481)
Income tax expense	1,814	1,761	5,779	2,533

Net loss	$(167)	$(739)	$(3,482)	$(3,014)

Basic net loss per share	$(0.01)	$(0.03)	$(0.15)	$(0.14)
Diluted net loss per share	$(0.01)	$(0.03)	$(0.15)	$(0.14)
Weighted-average shares used to compute net loss per share (in thousands):
Basic	22,925	22,163	22,766	22,059
Diluted	22,925	22,163	22,766	22,059

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

U.S. Dollars in thousands, except per share amounts

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
	Unaudited	Unaudited	Unaudited	Unaudited
GAAP net loss	$(167)	$(739)	$(3,482)	$(3,014)
Equity-based compensation expense included in cost of revenues	247	159	509	473
Equity-based compensation expense included in research and development expenses	2,007	1,770	5,435	5,115
Equity-based compensation expense included in sales and marketing expenses	400	533	1,185	1,496
Equity-based compensation expense included in general and administrative expenses	749	1,084	2,378	2,986
Income tax (benefit) expense related to equity-based compensation expenses	-	124	-	(60)
Amortization of intangible assets, net of taxes, related to acquisition of Intrinsix and Hillcrest Labs business, investments in NB-IoT and Immervision technologies	1,034	684	2,571	2,061
Costs associated with the Intrinsix acquisition	383	-	1,388	-
Non-GAAP net income	$4,653	$3,615	$9,984	$9,057

GAAP weighted-average number of Common Stock used in computation of diluted net income (loss) and earning per share (in thousands)	22,925	22,163	22,766	22,059
Weighted-average number of shares related to outstanding stock-based awards (in thousands)	746	1,004	741	983
Weighted-average number of Common Stock used in computation of diluted earnings per share, excluding the above (in thousands)	23,671	23,167	23,507	23,042

GAAP diluted loss earnings per share	$(0.01)	$(0.03)	$(0.15)	$(0.14)
Equity-based compensation expense, net of taxes	$0.15	$0.16	$0.40	$0.44
Amortization of intangible assets, net of taxes, related to acquisition of Intrinsix and Hillcrest Labs business, investments in NB-IoT and Immervision technologies	$0.04	$0.03	$0.11	$0.09
Costs associated with the Intrinsix acquisition	$0.02	-	$0.06	-
Non-GAAP diluted earnings per share	$0.20	$0.16	$0.42	$0.39

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. Dollars in thousands)

	September 30,	December 31,
	2021	2020 (*)
	Unaudited	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$34,278	$21,143
Marketable securities and short-term bank deposits	110,955	108,987
Trade receivables, net	15,269	14,765
Unbilled receivables	11,312	16,459
Prepaid expenses and other current assets	8,371	6,205
Total current assets	180,185	167,559
Long-term assets:
Bank deposits	-	29,529
Severance pay fund	10,067	10,535
Deferred tax assets, net	14,618	10,826
Property and equipment, net	6,840	7,586
Operating lease right-of-use assets	9,754	9,052
Goodwill	75,506	51,070
Intangible assets, net	13,834	10,836
Other long-term assets	6,907	9,959
Total assets	$317,711	$306,952

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade payables	$1,781	$894
Deferred revenues	6,217	2,434
Accrued expenses and other payables	19,319	21,883
Operating lease liabilities	3,321	2,969
Total current liabilities	30,638	28,180

Long-term liabilities:
Accrued severance pay	10,434	11,226
Operating lease liabilities	5,981	5,772
Other accrued liabilities	916	885
Total liabilities	47,969	46,063

Stockholders’ equity:
Common stock	23	22
Additional paid in-capital	232,149	233,172
Treasury stock	(14,151)	(30,133)
Accumulated other comprehensive income	64	478
Retained earnings	51,657	57,350
Total stockholders’ equity	269,742	260,889
Total liabilities and stockholders’ equity	$317,711	$306,952

(*) Derived from audited financial statements